Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Acer Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457(h), 457(c)	784,971	$0.74	$580,878.54	0.0001102	$64.01

	Total Offering Amounts					$580,878.54

	Total Fee Offsets

	Net Fee Due							$64.01

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock to be offered or sold pursuant to the above-named plan that may be issued as a result of the anti-dilution and other adjustment provisions therein by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

Computed in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock as reported on the Nasdaq Capital Market on March 22, 2023.